As filed with the Securities and Exchange Commission on March 6, 2003.

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CATALINA MARKETING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0499007 (IRS Employer Identification No.)

200 Carillon Parkway, St. Petersburg, Florida (Address of Principal Executive Offices)	33716 (Zip Code)

CATALINA MARKETING CORPORATION 1999 STOCK OPTION PLAN

(Full title of the plan)

Christopher W. Wolf

Chief Financial Officer

Catalina Marketing Corporation

200 Carillon Parkway

St. Petersburg, FL 33716

(Name and address of agent for service)

(727) 579-5000

(Telephone number, including area code, of agent for service)

Please address a copy of all communications to: Barry Brooks, Esq. Paul, Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 Telephone: 212-318-6077

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common Stock, par value $0.01 per share	5,100,000	$17.72	$90,372,000	$7,311.09

Preferred Stock Purchase Rights (3)	5,100,000

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($17.72 per share) of the Common Stock of the Registrant on the New York Stock Exchange on March 3, 2003.

(2)	In addition to such shares, this Registration Statement covers an indeterminate number of additional shares which may become subject to options as a result of the adjustment provisions of the Catalina Marketing Corporation 1999 Stock Option Plan and agreements. The registration fee is calculated only on the stated number of shares.
(3)	Rights are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock; therefore, no additional registration fee is required.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SHARES

In April, 2001, the Board of Directors of Catalina Marketing Corporation (the “Company”) approved an amendment to the Company’s 1999 Stock Option Plan (the “Plan”) to increase the maximum number of shares of the Company’s common stock, par value $0.01 (the “Common Stock”), that may be issued under the Plan by 400,000. A majority of the stockholders of the Company approved this amendment in July 2001. In April 2002, the Board of Directors of the Company approved a second amendment to the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan by 4,700,000. A majority of the stockholders of the Company approved this amendment in July 2002. This Registration Statement has been filed to register the additional 5,100,000 shares of Common Stock issuable pursuant to options to be granted under the Plan, as amended.

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s previously filed Registration Statement on Form S-8 filed on September 10, 1999 (Registration No. 333-86905) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including periodic reports that the Company filed after the Prior Registration Statement to maintain current information about the Company, are incorporated herein by reference.

The Prior Registration Statement incorporated herein by reference contains a consent of Arthur Andersen LLP, former independent certified public accountants to the Company. Arthur Andersen LLP completed its audit of the Company’s consolidated financial statements for the year ended March 31, 2002 and issued their report with respect to such consolidated financial statements on April 18, 2002. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their consent in this Registration Statement, and we have dispensed with the requirement to file their consent in reliance on Rule 437A promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its previous consent in this Registration Statement, your ability to assert claims against Arthur Andersen LLP may be limited.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.    EXHIBITS.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Catalina Marketing Corporation 1999 Stock Option Plan(*)

4.2	Second Amendment to the Catalina Marketing Corporation 1999 Stock Option Plan (**)

5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder

15	Acknowledgement Letter of Ernst & Young LLP

Exhibit No.	Description

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a))

23.2

Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.

24

Power of Attorney authorizing Christopher W. Wolf and Daniel D. Granger to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement)

(*)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(**)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 28th day of February, 2003.

CATALINA MARKETING CORPORATION

By:	/s/ Christopher W. Wolf
Name: Christopher W. Wolf
Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher W. Wolf and Daniel D. Granger, jointly and severally, with full power to act as his true and lawful attorney-in-fact and agent or agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Daniel D. Granger Daniel D. Granger Chairman of the Board of Directors, President and Chief Executive	February 28, 2003 Date

/s/ Christopher W. Wolf Christopher W. Wolf Senior Vice President and Chief Financial Officer	February 28, 2003 Date

/s/ Frank H. Barker Frank H. Barker Director	February 28, 2003 Date

/s/ Frederick W. Beinecke Frederick W. Beinecke Director	February 28, 2003 Date

Patrick W. Collins Director	Date

(Signatures continued on next page)

(Signatures continued from preceding page)

/s/ Evelyn Follit Evelyn Follit Director	February 28, 2003 Date

/s/ Anne MacDonald Anne MacDonald Director	February 28, 2003 Date

/s/ Peter Tattle Peter Tattle Director	February 28, 2003 Date

/s/ Michael B. Wilson Michael B. Wilson Director	February 28, 2003 Date

EXHIBIT INDEX

Exhibit No.	Description

4.1	Catalina Marketing Corporation 1999 Stock Option Plan(*)

4.2	Second Amendment to the Catalina Marketing Corporation 1999 Stock Option Plan (**)

5	Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the Common Stock registered hereunder

15	Acknowledgement Letter of Ernst & Young LLP

23.1	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a))

23.2

Consent of Paul, Hastings, Janofsky & Walker LLP to the filing and use of their opinion relating to the legality of the securities. Such consent is contained in their opinion filed as Exhibit 5 to this Registration Statement.

24

Power of Attorney authorizing Christopher W. Wolf and Daniel D. Granger to sign amendments to this Registration Statement on behalf of officers and directors of the Registrant (contained on signature page of Registration Statement).

(*)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(**)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.